SECRETARY'S CERTIFICATE

         The undersigned certifies that she is the duly elected Secretary of the Claymore Exchange-Traded Fund Trust and the Claymore Exchange-Traded Fund Trust 2 (the "Trusts") and that the resolutions set forth below approving the fidelity bond for the Trusts were adopted by the Boards of Trustees of the Trusts on May 8, 2008, and such resolutions have not been amended, modified or rescinded and remain in full force and effect as of the date hereof.

         RESOLVED, that the joint fidelity bond with ICI Mutual Insurance Company (the "Joint Fidelity Bond"), with a policy limit of $2,500,000, and an annual premium of $10,020, providing coverage for the Trusts for the period from March 31, 2008 to March 31, 2009 be, and it hereby is, adopted and approved; and further

         RESOLVED, that Joint Fidelity Bond premium shall be ratably allocated to the covered funds based upon the minimum amount of coverage required for each covered fund by Rule 17g-1 under the 1940 Act; and further

         RESOLVED, that in accordance with Rule 17g-1(h) under the 1940 Act, the Secretary of the Trusts is hereby designated as the officer of the Trusts who is authorized and directed to make the filings with the SEC and give the notices required by Rule 17g-1(g); and further

         RESOLVED, that the proper officers of the Trusts be, and they hereby are, authorized and directed at all times to take all actions necessary to assure compliance with these resolutions and said Rule 17g-1.

         IN WITNESS WHEREOF, the undersigned has executed this certificate this 9th day of June, 2008.

                                             /s/ Melissa J. Nguyen
                                             ---------------------

                                             Melissa J. Nguyen
                                             Secretary